                                                          Ex-99.B8(j)

                GOLDEN AMERICAN LIFE INSURANCE COMPANY
                            SURPLUS NOTE

Golden American Life Insurance Company agrees to pay ING America
Insurance Holdings, Inc. a Delaware corporation, the sum of $75 million ($75,000,000.00) plus interest at the rate of 7.75% per annum from the date hereof, September 30, 1999 until paid. In any event, this note will mature on September 29, 2029.

This Surplus Note and accrued interest thereon shall be subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American Life Insurance Company in the event of (a) the institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against Golden American Life Insurance Company, or (b) the appointment of a Trustee, receiver or other Conservator for a substantial part of Golden American Life Insurance Company properties.

Any payments made shall first apply to accrued interest, and the balance of such payment shall apply to reduce the principal of this Note.

Any payment of principal and/or interest made shall be subject to the prior approval of the Delaware Insurance Commissioner. If the Commissioner has not approved payment of principal to retire the note prior to its maturity date, the maturity date will be automatically extended until such time as the Commissioner authorizes payment of the final balance of principal.

Golden American Life Insurance Company hereby waives presentment and notice of dishonor.

In witness whereof, Golden American Life Insurance Company has caused this Note to be executed and delivered.


                                GOLDEN AMERICAN LIFE INSURANCE COMPANY

                                By: /s/ Stephen J. Preston
                                   --------------------------------
                                     Stephen J. Preston, Executive
                                         Vice President


Attest by:

/s/ David L. Jacobson
--------------------------
David L. Jacobson
Senior Vice President and
    Assistant Secretary